                                                                     EXHIBIT 15








TXU Corp.:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (TXU Corp.) as of September 30, 2004 and for the three-month and nine-month periods ended September 30, 2004 and 2003, as indicated in our report dated November 4, 2004 (November 8, 2004 as to Note 13); which includes an explanatory paragraph related to the restatement described in Note 13; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is incorporated by reference in Registration Statements Nos. 333-37652, 333-64504, 333-64504-01, 333-64504-02, 333-71004, 333-71004-01, 333-71004-02, 333-84418,
333-84418-01, 333-84418-02, 333-110125 and Amendment No. 1 thereto, 333-103922, and 333-115159 on Form S-3 and Registration Statements Nos. 333-32833, 333-32837, 333-45657, 333-46671, 333-79627 as amended by Post Effective
Amendment No. 1 thereto, 333-62014, 333-86640, 333-92260 and 333-105133 on Form
S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Dallas, Texas
November 8, 2004